Exhibit 99.1

Press Release of Mead Johnson Nutrition Company, dated May 31, 2017

Mead Johnson Stockholders Approve Acquisition by RB; Mead Johnson Nutrition Board Announces Dividend

RB Shareholders Also Vote to Approve Transaction

CHICAGO, Ill. - May 31, 2017 - Mead Johnson Nutrition Company (NYSE: MJN) (“Mead Johnson” or the “Company”) announced that its stockholders approved the acquisition of Mead Johnson by Reckitt Benckiser Group plc (“RB”) at a Special Meeting of Stockholders held today in Chicago, Illinois.  Shareholders of RB also approved the transaction at a General Meeting held earlier today in London.

At Mead Johnson’s Special Meeting, approximately 70.30% of shares outstanding as of the record date were voted in favor of the transaction, with 97.12% of all shares voted being cast in favor of the transaction. The Company will be filing the final vote results on a Form 8-K with the Securities and Exchange Commission.

Under the terms of the merger agreement between Mead Johnson and RB, stockholders of Mead Johnson will receive $90 in cash for each share upon closing of the transaction, and Mead Johnson will become a new division of RB, with its globally-recognized Enfamil and Nutramigen brands joining RB’s portfolio of leading consumer health brands.

“We are pleased to have received such strong support for this transaction from our stockholders,” said Kasper Jakobsen, President and CEO of Mead Johnson. “In addition to providing our stockholders with significant and immediate value, this transaction also creates attractive opportunities to increase our scale and diversification, enabling our business to even better serve a larger consumer base.” Closing of the transaction is subject to customary conditions, including receipt of approval from one outstanding regulatory authority, the Ministry of Commerce of the People’s Republic of China.  The closing of the transaction is expected to occur at the end of the second quarter of 2017 or beginning of the third quarter of 2017.

In addition, Mead Johnson announced today that its board of directors has declared a regular quarterly dividend of $0.4125 per share for the quarter ending June 30, 2017. The dividend will be paid on July 5, 2017, to shareholders of record at close of business on June 20, 2017. In the event that the merger of Mead Johnson with RB is completed on or prior to June 20, 2017, RB will become the sole shareholder as of the record date and therefore no dividend will be paid.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 110 years. The company’s “Enfa™” family of brands, including Enfamil® infant formula, is a world leading brand franchise in pediatric nutrition.

For further information, visit www.meadjohnson.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains certain statements with respect to a transaction involving Mead Johnson and RB that are forward-looking as defined in the Private Securities Litigation Reform Act of

1995. These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the possibility that a transaction will not be consummated or delays in consummating the transaction; (2) adverse effects on the market price of the Company’s common stock and on the Company’s operating results because of a failure to complete the transaction; (3) negative effects relating to the announcement of the transaction or any further announcements relating to the transaction or the entrance into or consummation of the transaction on the market price of the Company’s common stock; (4) unanticipated difficulties or expenditures relating to the transaction; (5) legal proceedings instituted against the Company and others in connection with the transaction; (6) disruptions of current plans and operations caused by the announcement and pendency of the transaction; (7) potential difficulties in employee retention as a result of the announcement and pendency of the transaction; (8) the response of customers, distributors, suppliers and competitors to the announcement of the transaction; (9) the ability to sustain brand strength, particularly the Enfa family of brands; (10) the effect on the Company’s reputation of real or perceived quality issues; (11) the effect of regulatory restrictions related to the Company’s products; (12) the adverse effect of commodity costs; (13) increased competition from branded, private label, store and economy-branded products; (14) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (15) inventory reductions by customers; (16) the adverse effect of changes in foreign currency exchange rates; (17) the effect of changes in economic, political and social conditions in the markets where we operate; (18) changing consumer preferences; (19) the possibility of changes in the Women, Infants and Children (WIC) program, or participation in WIC; (20) legislative, regulatory or judicial action that may adversely affect the Company’s ability to advertise its products, maintain product margins, or negatively impact the Company’s reputation or result in fines or penalties that decrease earnings; and (21) the ability to develop and market new, innovative products.

Where, in any forward-looking statement, the Company or its management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ materially from our expectations, plans or projections. Forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which we might not even anticipate. There can be no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our reports filed with the Securities and Exchange Commission (“SEC”). Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of the Company.

For additional information regarding these and other factors, see the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K, which filings are available upon request from the SEC or at www.meadjohnson.com. All forward-looking statements included in this release are based upon information available to the Company as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements except as required by law.

Mead Johnson Nutrition

Investors:
Kathy MacDonald, 312-466-8900
kathy.macdonald@mjn.com

or

Media:
Christopher Perille, 312-466-5814
chris.perille@mjn.com